Exhibit 5.1

August 2, 2021

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel to Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”), of (i) 10,000,000 shares (the “Issued Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) warrants to purchase 10,000,000 shares of Common Stock (the “Warrants”) and (iii) 10,000,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares,” and together with the Issued Shares, the “Shares”), in each case pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. The Issued Shares and the Warrants were issued in two tranches on May 3, 2021 and June 11, 2021.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have further assumed that the Warrant Shares, if issued in certificated form, will conform to the specimen incorporated by reference as an exhibit to the Registration Statement and will be duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(1) The Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(2) The Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, when issued and paid for upon exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Entasis Therapeutics Holdings Inc.

August 2, 2021

(3) The Warrants constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bar of the State of New York and the District of Columbia. We do not express any opinion herein on any laws other than the laws of the State of New York and the Delaware General Corporation Law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP